Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Meade Instruments Corp.

at

$3.65 Net Per Share

by

VictoryOne Inc.

a wholly owned subsidiary of

MIT Capital Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, ON FRIDAY, JULY 19, 2013, UNLESS THE OFFER IS EXTENDED.

June 20, 2013

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 20, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) relating to the offer by VictoryOne Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of MIT Capital Inc., a California corporation (“MIT”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Meade Instruments Corp., a Delaware corporation (“Meade”), at a price of $3.65 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	the offer price is $3.65 per Share, net to you in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer;

2.	the Offer is being made for all outstanding Shares;

3.	the Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, that (i) there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended pursuant to its terms) and not withdrawn, a number of Shares that, together with the Shares then directly or indirectly owned by MIT, represents a majority of all Shares outstanding, on a fully diluted basis; (ii) MIT being satisfied, in its reasonable discretion, that the Agreement and Plan of Merger dated May 17, 2013 by and among JOC North America LLC, JOCNA Inc. and Meade has been terminated and that a definitive merger agreement, in a form satisfactory to MIT in its reasonable discretion, among Meade, MIT and Purchaser has been executed; (iii) MIT being satisfied, in its reasonable discretion, that the provisions of Section 203 of the Delaware General Corporation Law do not apply to or otherwise restrict MIT's offer and the proposed merger with Meade; (iv) the waiting period (and any extension thereof) applicable to the transactions contemplated by the Offer under any applicable foreign statutes or regulations, having expired or been terminated. The Offer is also subject to certain other terms and conditions. See Section 14 – “Conditions of the Offer” of the Offer to Purchase.

4.	the initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 – “Terms of the Offer” of the Offer to Purchase).

5.	any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by VSTOCK TRANSFER LLC (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at DTC are actually received by the Depositary.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Meade Instruments Corp

at

$3.65 Net Per Share

by

VictoryOne Inc.

a wholly owned subsidiary of

MIT Capital Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 20, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) relating to the offer by VictoryOne Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of MIT Capital Inc., a California corporation (“MIT”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Meade Instruments Corp., a Delaware corporation (“Meade”), at a price of $3.65 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on his, her or its behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

Dated: June 20, 2013

Number of Shares to Be Tendered:	Shares*

Sign Below

Account Number:	Signature(s):

Dated: , 2013

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Daytime Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.